Exhibit 10.24c
Estee Lauder Inc.
767 Fifth Avenue
New York, NY 10153

Effective as of July 1, 2021

Aerin Lauder Zinterhofer
c/o Aerin LLC
595 Madison Avenue
5th Floor
New York, NY 10022

Re: Creative Consultant Agreement

Dear Ms. Lauder:
    This letter, when signed by the respective parties, will constitute an amendment (“Third Amendment”) to the agreement dated April 6, 2011 (“Agreement”), as amended, between Estée Lauder, Inc. (“Estée Lauder”) and Aerin Lauder Zinterhofer. Capitalized terms used and not otherwise defined herein have the meanings assigned to such terms in the Agreement.
    1. Amendments. In consideration of the premises and of the mutual covenants and agreements herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
a. Section 2.A. “Term” of the Agreement is hereby amended by amending the second sentence to:

“The Term is comprised of the First Period through and including the Fourteenth Period.”

b. Section 2.A. “Term” of the Agreement is hereby amended by inserting the following before the last sentence:

The “Twelfth Period” shall commence on July 1, 2021 and shall end on June 30, 2022. The “Thirteenth Period” shall commence on July 1, 2022 and shall end on June 30, 2023. The “Fourteenth Period” shall commence on July 1, 2023 and shall end on June 30, 2024.

c. Section 2.A “Term” of the Agreement is hereby amended by replacing the last parenthetical with the following: “(The First Period through and including the Fourteenth Period shall individually be referred to hereinafter as a “Contract Year.”).”

d. Section 2.B. “Term” of the Agreement is hereby amended by replacing the end of Term date of “June 30, 2021” with “June 30, 2024.”

e. Section 7.A “Fees and Expenses” of the Agreement is hereby amended by adding the following sentence to the end of Section 7.A.:

    “The parties agree that for the Twelfth Period, the Fee shall be Six Hundred and Eighty Thousand Dollars ($680,000); for the Thirteenth Period, the Fee shall be Six Hundred and Eighty Thousand Dollars ($680,000); and for the Fourteenth Period, the Fee shall be Six Hundred and Eighty Thousand Dollars ($680,000).”
f. Section 7.C Additional Day Fee of the Agreement is hereby amended by adding the following sentence to the end of Section 7.C.:
    The parties agree that beginning with the Twelfth Period, the Additional Day Fee shall be Twenty-Nine Thousand Dollars ($29,000) during each Contract Year.
    2. Counterparts. This Amendment may be executed in multiple counterparts and by facsimile, each of which, when executed and delivered to the other party, shall be deemed an original and all of which together shall be deemed one and the same instrument.
3. Agreement. Except as specifically amended herein, the Agreement shall remain in full force and effect.
Please confirm you acceptance of the foregoing by signing where indicated below and returning a signed copy of this letter to us.

Very truly yours,

Estee Lauder Inc.

By: /s/Jane Hertzmark Hudis
Name: Jane Hertzmark Hudis
Title: Executive Group President

ACCEPTED AND AGREED TO:

/s/Aerin Lauder Zinterhofer
Name: Aerin Lauder Zinterhofer